Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of GlobalSCAPE, Inc. for the registration of 5,218,720 shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2004, with respect to the consolidated financial statements of operations, stockholders’ equity, and cash flows of GlobalSCAPE, Inc., included in its Annual Report (Form 10-K and Form 10-K/A Number 1) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

December 13, 2006